BOWES INVESTMENT TRUST
                             BANK AND INSURANCE FUND
                          INVESTMENT ADVISORY AGREEMENT

         INVESTMENT ADVISORY AGREEMENT, made this 3rd day of February 1998, by and between Bowes Funds, LLC., a Maryland Corporation having its principal place of business in Bethesda, Maryland (the "Advisor"), and Bowes Investment Trust, a Delaware business Trust executed with the Secretary of State of Delaware (the "Trust").

         WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing and reinvesting its assets in securities, as set forth in the Trust prospectus, its By-laws and its registration statements under the 1940 Act and the Securities Act of 1933 as amended (the "1933 Act"), the Trust will avail itself of the services, information, advice, assistance and facilities of an investment advisor and to have an investment advisor perform for it various investment advisory and research services, and other management services; and

         WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management and investment advisory services to investment companies and desires to provide such services to the Trust;

         NOW, THEREFORE in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Advisor. The Trust hereby employs the Advisor to manage the investment and reinvestment of the assets of the Trust, subject to the control and direction of the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Advisor hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2. Obligations of and Services to be Provided by the Advisor. The Advisor undertakes to provide the following services and to assume the following obligations:

a. The Advisor shall manage the investment and reinvestment of the Trust's assets, subject to and in accordance with the investment objectives and policies of the Trust as stated in the then current prospectus and statement of additional information for the Trust and any directions which the Trust's Board of Trustees may issue from time to time. In pursuance of the foregoing, the Advisor shall make all determinations with respect to the investment of the Trust's assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action, any other rights pertaining to the Trust's portfolio securities shall be exercised. The Advisor shall render regular reports to the Trust's Board of Trustees concerning the Trust's investment activities.




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b. The Advisor shall, in the name of the Trust, place orders for the execution of the Trust's portfolio transactions in accordance with the policies with respect thereto set forth in the Trust's registration statement under the 1940 Act and the 1933 Act, as applicable to the Trust as such registration statement may be amended from time to time. In connection with the placement of orders for the execution of the Trust's portfolio transactions, the Advisor shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (the "SEC"), the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Advisor for the periods and the places required by Rule 31a-2 under the 1940 Act.

c. The Advisor shall bear its expenses of providing services to the Trust pursuant to this Agreement except such expenses as are undertaken by the Trust. In addition, the Advisor shall pay the salaries and fees of all Trustees, executive officers and employees of the Trust who are affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, of the Advisor.

3. Expenses of the Trust. The Trust shall pay all expenses other than those expressly assumed by the Advisor. Expenses payable by the Trust shall include, but are not limited to:

a. Fees to the Advisor as provided herein:

b. Legal and audit expenses;

c. Fees and expenses related to the registration and qualification of the Trust and its shares for distribution under federal and state securities laws;

d. Expenses of the transfer agent, registrar, custodian, dividend disbursing agent and shareholder servicing agent;

e. Salaries, fees and expenses of Trustees and executive officers of the Trust who are not "affiliated persons" of the Advisor within the meaning of the 1940 Act;

f. Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities for the Trust;

g. Expenses, including interest, of borrowing money;

h. Expenses incidental to meetings of the Trust's shareholders and the Trust's allocable portion of the expenses incidental to the maintenance of the Trust's organizational existence;

i. Expenses of preparing, printing and mailing notices, proxy material, reports to regulatory bodies and reports to shareholders of the Trust;

k. Expenses of preparing and typesetting of prospectuses of the Trust;

l. Expenses of printing and distributing prospectuses to shareholders of the Trust;

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m. The Trust's allocable portion of association membership dues of the Trust;

n. Insurance premiums for fidelity and other coverage; and

o. Distribution Plan expenses, as permitted by Rule 12b-1 under the 1940 Act and as authorized by the Trustees.

4. Compensation of Advisor

a. As compensation for the services rendered and obligations assumed hereunder by the Advisor, the Trust shall pay to the Advisor advisory fees as specified in the Schedule attached hereto and made part of this Agreement. Such fees shall be payable within ten (10) days after the last day of each calendar month. Upon termination of this Agreement before the end of any calendar month, the fee for such period shall be prorated in the manner set forth in the attached Schedule. The Schedule may be amended from time to time, provided that amendments thereto are made in conformity with applicable laws and regulations and the Prospectus of the Trust and By-laws of the Trust. Any amendment to a Schedule pertaining to any new Trust shall not be deemed to affect the interest of this Trust.

b. The Advisor reserves the right (i) to waive all or part of its fee and assume expenses of the Trust and (ii) to make payments to brokers and dealers in consideration of their promotional or administrative services.

5. Activities of the Advisor. The services of the Advisor to the Trust are not to be deemed exclusive, and the Advisor shall be free to render similar services to others. It is understood that Trustees and officers of the Trust are or may become interested in the Advisor as stockholders, officers, or otherwise, and that stockholders and officers of the Advisor are or may become similarly interested in the Trust, and that the Advisor may become interested in the Trust as shareholder or otherwise.

6. Use of Names. The Trust shall not use the name of the Advisor in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Advisor; provided, however, that the Advisor shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a State Securities Commission; and, provided, further, that in no event shall such approval be unreasonably withheld. The Advisor shall not use the name of the Trust in any material relating to the Advisor in any manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name which merely refer in accurate terms to the appointment of the Advisor hereunder or which are required by the SEC or a State Securities Commission; and, provide, further, that in no event shall such approval be unreasonably withheld.


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The Trustees of the Trust acknowledge that, in consideration of the Advisor's assumption of certain expenses of formation of the Trust, the Advisor has reserved for itself the rights to the name "BANK AND INSURANCE FUND" (or any similar name) and that use by the Trust of such name shall continue only with the continuing consent of the Advisor, which consent may be withdrawn at any time, effective immediately, upon written notice thereof to the Trust.

7. Liability of the Advisor. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Limitation of Trust's Liability. The Advisor agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustees, officers, employee or agent of the Trust.

9. Force Majeure. The Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Advisor shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

10. Renewal, Termination and Amendment. This Agreement shall continue in effect with respect to the Trust, unless sooner terminated as hereinafter provided for two years from the effective date of the Trust, and indefinitely thereafter if its continuance after such one year period shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Trust or by vote of a majority of the Trust's Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of the Advisor, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time with respect to the Trust, without payment of any penalty, by the Trust's Board of Trustees or by vote of the majority of the outstanding voting securities of the Trust upon 60 days' prior written notice to the Advisor and by the Advisor upon 60 days' prior written notice to the Trust. This Agreement may be amended with respect to the Trust at any time by the parties, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of a majority of the Trust's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment. The terms "assignment", "interested person", and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.




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11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BOWES INVESTMENT TRUST

By:  /s/  Robert B. Bowes
          Robert B. Bowes
          Chairman

BOWES FUNDS, LLC

By:  /s/  Robert B. Bowes
          Robert B. Bowes
          President



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Schedule dated February 3,1998 to the
Investment Advisory Agreement
     between:
BOWES FUNDS, LLC
       and
BOWES INVESTMENT TRUST

1. Compensation. As compensation pursuant to Section 4 of the Investment Advisory Agreement between BOWES FUNDS, LLC., ("Advisor") and the BOWES INVESTMENT TRUST ("Trust") dated February 3, 1998, with respect to the Bank and Insurance Fund (the "Fund"), the Advisor is entitled to receive from the Fund an advisory fee ("Fee"). The annual Fee shall be computed daily and payable monthly, at an annual rate of 1 (one)% of the average daily net assets of the Fund.

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